Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-186448 of our report dated March 15, 2013 relating to the consolidated financial statements of Starburst II, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Merger Agreement entered into among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc., and Starburst III, Inc.) appearing in the Proxy Statement—Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading Experts in such Proxy Statement—Prospectus.

/s/ Deloitte & Touche, LLP

Dallas, Texas

April 24, 2013